Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Antonio Carrillo
Senior Vice President and Group President
Energy Equipment Group
April 26, 2012

Thank you, Steve and good morning everyone.

The Energy Equipment Group’s financial results continue to reflect the challenges faced by our wind tower manufacturing business. The wind energy industry as a whole has changed dramatically during the past few years. Today, wind towers are rapidly evolving as our customers seek more efficient designs that will better compete with other energy sources. Demand for additional wind energy is at a low point. As a result, domestic wind tower manufacturing capacity exceeds demand.

During the past year, our performance fell short of my expectations as our facilities transitioned between 80- and 100-meter wind towers. At this point, I believe the majority of our transition issues are behind us. However, there are still some fundamental, market-related challenges ahead. Federal wind energy production incentives expire at the end of 2012. This is creating uncertainty that has brought orders for wind towers to low levels.

Going forward, our production flexibility is key. Wind tower manufacturers must be able to produce a wide variety of tower designs, and quickly shift facilities from one design to another, and from one customer to another. Trinity’s multi-industry platform provides additional flexibility. It allows us to shift some wind tower manufacturing capacity to other Trinity products in greater demand.

As an example of the flexibility we have in our system, one of our wind tower facilities made a quick changeover during the first quarter from manufacturing wind towers to tank containers for the oil and gas industry. It has since gone back to making wind towers for a different customer. These rapid plant conversions speak to the progress we are making in adapting to the challenges of the wind energy environment.

During the years when demand for wind towers was high, we entered into long term contracts that continue to provide a foundation of work. However, as long as wind tower demand is low, we will remain flexible to accommodate our customers’ production volumes and product mix. In the current operating environment, which has shorter production runs and more product conversions, it will be difficult to obtain operating leverage. We are highly focused on returning the Energy segment to profitability.

I am pleased with the continued growth of the other businesses within the Energy Equipment Group. They have done a great job taking advantage of opportunities for new products and expanding production capacity in response to market demand.

I will now turn it over to Bill for his comments.